Exhibit 99.1

Celcuity Reports First Quarter 2018 Financial Results

Minneapolis, Minnesota—May 14, 2018—Celcuity Inc. (Nasdaq: CELC), a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve clinical outcomes of cancer patients treated with targeted therapies, announced financial results for the first quarter ended March 31, 2018.

Unless otherwise stated, all comparisons are for the first quarter ended March 31, 2018, compared to the first quarter ended March 31, 2017.

Celcuity reported a net loss of $2.0 million, or $0.19 per share, for the first quarter of 2018, compared to a net loss of $1.0 million, or $0.15 per share, for the first quarter of 2017. Non-GAAP adjusted net loss was $1.6 million, or $0.16 per share, for the first quarter of 2018, compared to non-GAAP adjusted net loss of $0.9 million, or $0.14 per share, for the first quarter of 2017. Non-GAAP adjusted net loss excludes stock-based compensation expense. Because this item has no impact on the cash position of the Company, management believes Non-GAAP adjusted net loss better enables Celcuity to focus on cash used in operations. For a reconciliation of financial measures in accordance with generally accepted accounting principles of the United States (GAAP) to non-GAAP financial measures in this release, please see the financial tables at the end of this news release.

Net cash used in operating activities for the first quarter of 2018 was $1.4 million. At March 31, 2018, Celcuity had cash, cash equivalents and investments of $30.0 million, compared to cash, cash equivalents, and investments of $4.9 million at March 31, 2017.

“We are excited to announce that we completed development of our second CELx test for breast cancer during the first quarter of 2018,” said Chairman and Chief Executive Officer, Brian Sullivan. “This new test evaluates independent c-Met pathway signaling activity and its involvement with HER family signaling in HER2-negative breast cancer tumor cells. We intend to combine this c-Met signaling function test with our current HER2 signaling function test to create the CELx Multi-Pathway (MP) Test. With this next generation CELx test, we plan to provide an analysis of HER1, HER2, HER3, and c-MET signaling activity with a single patient tumor specimen.”

Mr. Sullivan added, “Our internal studies show that approximately 15%-20% of HER2-negative breast cancer patients have abnormal c-Met signaling activity that is co-activated with abnormal HER1 signaling. These studies suggest that this sub-group of HER2-negative breast cancer patients may best respond to treatment with a combination of HER family and c-Met inhibitors.

“We demonstrated the role of abnormal c-Met signaling as a cancer driver in breast cancer in a mouse xenograft study performed at the University of Minnesota. A breast cancer cell line determined by the CELx MP test to have normal HER2 signaling, abnormal HER1 signaling, and abnormal c-Met signaling was studied. Mice were randomly assigned to either a control group or a treatment group that received either the pan-HER inhibitor, neratinib, the c-Met inhibitor, tepotinib, or the combination of neratinib and tepotinib. Tumor volumes in the mouse arm receiving both neratinib and tepotinib shrank significantly more than the tumors in the study arms that received neratinib or tepotinib alone.

“Celcuity will seek collaborations with pharmaceutical companies to field clinical trials that evaluate the efficacy of combining HER family inhibitors and c-Met inhibitors in breast cancer patients who have abnormal c-Met and abnormal HER1 pathway activity. The FDA has approved two c-Met inhibitors and six HER-family inhibitors for cancer treatment. Additional c-Met and HER-family inhibitors are being evaluated in on-going clinical trials. Several pharmaceutical companies possess both a c-Met and a HER family inhibitor.

“We are also excited about the quality of sites for the clinical trial we are fielding in collaboration with the NSABP Foundation and Genentech. We believe that we will get interim results from this trial in the first or second quarter of 2019, instead of the end of 2018 as originally anticipated. The longer timeline is primarily due to more sites opting to rely on their internal institutional review board (IRB) instead of the central IRB that has already approved our clinical trial protocol. We originally anticipated that approximately 80% of the expected sites would utilize the central IRB, and we now believe that number is approximately 25% of sites. The internal IRB process typically takes several months, which will cause the bulk of our sites to begin enrolling patients later than originally projected. Final results are still expected approximately six months following interim results.”

Operating Expenses

Operating expenses were $2.1 million for the first quarter of 2018, compared to $1.0 million for the first quarter of 2017.

Research and Development Expenses:

Research and development (R&D) expenses were $1.5 million for the first quarter of 2018, compared to $0.9 million for the first quarter of 2017. The increase primarily resulted from a $0.35 million increase in compensation related expenses, including approximately $0.07 million of non-cash stock-based compensation, to support development of our CELx platform. In addition, other research and development expenses increased $0.25 million due to validation studies to support the CELx platform, legal expenses related to patent costs, start-up clinical trial costs, and operational and business development activities.

General and Administrative Expenses:

General and administrative (G&A) expenses were $0.5 million for the first quarter of 2018, compared to $0.1 million for the first quarter of 2017. The increase primarily resulted from a $0.25 million increase in compensation related expenses, including approximately $0.18 million of non-cash stock-based compensation, professional fees associated with being a public company and director and officer insurance.

Conference Call

Management will host a teleconference call at 4:30 PM Eastern Time today to discuss the results. Anyone interested in participating should dial 1-877-876-9174 referencing confirmation code “Celcuity.” Participants are asked to dial in 5 to 10 minutes prior to the start of the call and inform the operator you would like to join the “Celcuity Conference Call.”

About Celcuity

Celcuity Inc. is a cellular analysis company that is discovering new cancer sub-types and commercializing diagnostic tests designed to significantly improve the clinical outcomes of cancer patients treated with targeted therapies.  Celcuity’s proprietary CELx diagnostic platform uses a patient’s living tumor cells to identify the specific abnormal cellular activity driving a patient’s cancer and the targeted therapy that can best treat that patient’s disease. Celcuity is headquartered in Minneapolis, MN. Further information about Celcuity can be found at www.celcuity.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward looking statements in this release include, without limitation, expectations with respect to commercializing diagnostic tests, the use of cash, the discovery of additional cancer sub-types, the development of additional CELx signaling function tests, the uses of CELx signaling function tests, whether alone or in collaboration with other tests, collaboration with pharmaceutical companies, the outcome of our clinical trial with NSABP Foundation and Genentech, and the participation of clinical trial sites, including expected use of central internal review board approval of clinical trial protocol, anticipated benefits that our tests may provide to pharmaceutical companies and to the clinical outcomes of cancer patients and plans to expand research and development and operational processes. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 15, 2018. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

763-392-0123

Celcuity Inc.
Condensed Balance Sheets

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$2,572,658	$2,639,789
Investments	20,431,620	21,556,857
Restricted cash	50,000	50,000
Deposits	27,726	27,726
Prepaid assets	246,677	209,708
Total current assets	23,328,681	24,484,080

Property and equipment, net	443,578	280,056

Long term investments	6,954,523	7,205,374

Total Assets	$30,726,782	$31,969,510

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$130,044	$71,913
Accrued expenses	652,990	506,140
Total current liabilities	783,034	578,053

Total Liabilities	783,034	578,053
Total Stockholders' Equity	29,943,748	31,391,457
Total Liabilities and Stockholders' Equity	$30,726,782	$31,969,510

Celcuity Inc.

 Condensed Statements of Operations

(unaudited)

	Three Months Ended
	March 31,
	2018	2017
Operating expenses:

Research and development	$1,545,668	$908,767
General and administrative	530,640	85,144
Total operating expenses	2,076,308	993,911
Loss from operations	(2,076,308)	(993,911)

Interest income	108,361	6,561
Net loss before income taxes	(1,967,947)	(987,350)
Income tax benefits	-	-
Net loss	$(1,967,947)	$(987,350)

Net loss per share, basic and diluted	$(0.19)	$(0.15)

Weighted average common shares outstanding, basic and diluted	10,096,008	6,440,139

Cautionary Statement Regarding Non-GAAP Financial Measures

This news release contains references to non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Management believes these non-GAAP financial measures are useful supplemental measures for planning, monitoring, and evaluating operational performance as they exclude stock-based compensation expense from net loss and net loss per share. Management excludes this item because it does not impact the cash position of the Company, which management believes better enables Celcuity to focus on cash used in operations. However, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP. Therefore, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP adjusted net loss and non-GAAP adjusted net loss per share should not be construed as alternatives to net loss, net loss per share or other statements of operations data (which are determined in accordance with GAAP) as an indicator of Celcuity’s performance or as a measure of liquidity and cash flows. Management’s method of calculating non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Celcuity Inc
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss and
GAAP Net Loss Per Share to Non-GAAP Adjusted Net Loss Per Share
(Unaudited)

	Three Months Ended March 31,
	2018	2017

GAAP net loss	$(1,967,947)	$(987,350)
Adjustments:
Stock-based compensation
Research and development	161,670	96,268 (1)
General and administrative	174,810	- (2)
Non-GAAP adjusted net loss	$(1,631,467)	$(891,082)

GAAP net loss per share - basic and diluted	$(0.19)	$(0.15)
Adjustment to net loss (as detailed above)	0.03	0.01
Non-GAAP adjusted net loss per share	$(0.16)	$(0.14)

Weighted average common shares outstanding, basic and diluted	10,096,008	6,440,139

(1)	To reflect a non-cash charge to operating expense for Research and Development stock-based compensation.
(2)	To reflect a non-cash charge to operating expense for General and Administrative stock-based compensation.